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                                                                    EXHIBIT 10.6

                      [LETTERHEAD OF DOCENT APPEARS HERE]

November 4, 1997

Richard L. Dellinger
1656 Christina Drive
Los Altos, CA 94024

Dear Richard:

Docent Software, Inc. ("Company") is pleased to offer you the position of Vice President, Engineering, on the following terms:

POSITION: Vice President, Engineering. Responsible for managing Docent Software's software development organization, including quality assurance and technical documentation. You will be responsible for product management and release engineering. You will work at our Palo Alto, CA office. Of course, Docent Software, Inc. may change your position, duties, and work location from time to time as it deems necessary.

REPORTING TO: Pardner Wynn, Chief Technical Officer, until such time as we hire a new President and Chief Executive Officer. You will then report to the President and CEO.

SALARY: Your base salary will be $11,666,67 a month, ($140,000 a year rate) less payroll deductions and all required withholdings. You will be paid semimonthly.

BONUS: You will participate in the Docent Software, Inc. Executive Management Bonus Plan as it will be defined in the future. The Company will guarantee that you will be paid a minimum bonus of $5000.00 per quarter for the next four quarters ($20,000 guaranteed minimum bonus for the period from October 1, 1997 until September 30, 1998), provided that you are employed by the Company on the last day of each quarter. Quarterly bonuses will be paid within 30 days after the end of each calendar quarter.

BENEFITS: You will be eligible for the following standard Docent Software benefits: medical, dental, vision, long-term-disability and term life insurance; 401(k) plan; vacation, sick leave and holidays. Details about these benefit plans are available for your review. Docent Software, Inc. may modify compensation and benefits from time to time as it deems necessary.
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EQUITY Compensation: Subject to prior approval by the Company's Board of
Directors, you will be granted incentive stock options for the purchase of up to 250,000 (two hundred and fifty thousand) shares of the Company's Common Stock, with vesting and an exercise price determined by the Board of Directors pursuant to the Company's 1997 Stock Option Plan. If you prefer, we can arrange for you to purchase these shares immediately, subject to a repurchase agreement that would accomplish the same objectives as our standard vesting plan.

The last Incentive stock option granted by the Board of Directors (on September 2, 1997) was at a Fair Market Value of $0.10 per share, with vesting of four years as follows: 1/4 vests after 12 months of service, 1/48 vests each month thereafter.

In addition, the Board of Directors will be requested to grant you an additional option for the purchase of up to 62,500 (sixty-two thousand five hundred) shares of the Company's Common Stock, with vesting and exercise price to be based on attainment of performance goals to be determined by mutual agreement of yourself, the Board, and our now CEO.

START DATE: You will start on Monday, November 10, 1997 or another mutually agreed-to date.

OTHER: As a Docent Software, Inc. employee you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Docent Software, Inc. proprietary Information.

Normal working hours are from 8:00 am to 5:00 pm, Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Docent Software, Inc. at any time and for any reason whatsoever simply by notifying Docent Software, Inc. Likewise, Docent Software, Inc. may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Also, Docent Software, Inc. retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.
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The employment terms in this letter constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and these terms supersede any other agreements or promises made to you by anyone, whether oral or written (including our previous offer letter dated October 23, 1997). As required by law, this offer is subject to satisfactory proof of your right to work in the United
States of America.

Richard. we look forward to having you join us at Docent. If you wish to accept employment at Docent Software, Inc. under the terms described above, please sign and date below and return a copy to me by November 6, 1997.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Dave Mandelkern
Dave Mandelkern
Executive Vice President

Accepted:


/s/ Richard L. Dellinger
Richard L. Dellinger

Date:

Nov 5 1997